UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 5, 2024

GENPACT LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-33626	98-0533350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Canon's Court, 22 Victoria Street
Hamilton HM 12, Bermuda
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code: (441) 298-3300
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common shares, par value $0.01 per share	G	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2024, Genpact Limited, a Bermuda company (the “Company”), announced that its Board of Directors (the “Board”) has appointed Nicholas Gangestad to the Board, effective August 12, 2024. The Board has also appointed Mr. Gangestad as a member of the audit committee of the Board.

Mr. Gangestad, age 59, is the Chief Financial Officer at Rockwell Automation, the world’s largest company dedicated to industrial automation. Before joining Rockwell, he was the Chief Financial Officer for 3M where he oversaw the financial organization, including compliance, financial planning, treasury, and tax. Mr. Gangestad holds a Master of Business Administration from the University of Minnesota and a bachelor’s degree in business and accounting from Augsburg University in Minneapolis, Minnesota. He also serves as an independent director on the board of directors of Nucor Corporation.

In accordance with the Company’s current compensation program for non-employee directors, Mr. Gangestad will receive an annual base cash retainer of $70,000 and an additional cash retainer of $22,500 for his service on the audit committee. He will also receive an annual grant of restricted share units with a value of $210,000 based on the closing share price of a Company common share on the grant date. Mr. Gangestad has also entered into the Company’s standard form of indemnification agreement for directors of the Company.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENPACT LIMITED

Date: August 8, 2024	By:	/s/ Heather D. White
	Name:	Heather D. White
	Title:	Senior Vice President, Chief Legal Officer and Secretary